Exhibit 5.1

September 5, 2007

AXS-One Inc.
301 Route 17 North
Rutherford, New Jersey 07070

Ladies and Gentlemen:

We have acted as counsel for AXS-One Inc., a Delaware corporation (the ‘‘Company’’) in connection with the registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the ‘‘Securities Act’’), for the registration and sale from time to time of up to 5,942,722 shares (the ‘‘Shares’’) of common stock, par value $0.01 per share, of the Company (the ‘‘Common Stock’’), which includes up to 2,816,230 shares issuable upon the conversion of its Series A 6% Secured Convertible Promissory Notes (the ‘‘Series A Notes’’), 1,126,492 shares issuable upon the conversion of its Series B 6% Secured Convertible Promissory Notes (the ‘‘Series B Notes’’), and 2,000,000 shares issued or issuable upon the exercise of its presently exercisable warrants (the ‘‘Warrants’’). The Shares are to be offered and sold by the selling stockholders named in the Registration Statement (the ‘‘Selling Stockholders’’). Such registration statement, as it may be amended from time to time, is herein referred to as the ‘‘Registration Statement’’.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and (i) with respect to the 2,816,230 shares of Common Stock issuable upon the conversion of the Series A Notes, such shares of Common Stock when so issued in accordance with the terms of such Series A Notes, will be validly issued, fully paid and non-assessable and (ii) with respect to the 1,126,492 shares of Common Stock issuable upon the conversion of the Series B Notes, such shares of Common Stock when so issued in accordance with the terms of such Series B Notes, will be validly issued, fully paid and non-assessable, and (iii) with respect to the 2,000,000 shares of Common Stock issued or issuable upon the exercise of the Warrants, such shares of Common Stock when so issued and paid for in accordance with the terms of such Warrants, are or will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Wiggin and Dana LLP